Exhibit 99.1

NEWS

P.O. Box 709 Tupelo, MS 38802-0709	www.renasantbank.com
Phone (662) 680-1219 Fax (662) 680-1231	NASDAQ: RNST

FOR IMMEDIATE RELEASE	CONTACT: John Oxford
January 21, 2016	Phone (662)680-1219

Waycaster Elected President of Renasant

Tupelo, Mississippi – Today, Renasant Corporation Chairman and Chief Executive Officer E. Robinson McGraw announced that the board of directors of Renasant Corporation (the “Company”) and Renasant Bank, the Company’s wholly-owned subsidiary, unanimously elected C. Mitchell Waycaster as President and Chief Operating Officer of both the Company and Renasant Bank. McGraw will remain in his capacity as Chairman and Chief Executive Officer for both the Company and Renasant Bank.

Waycaster has served as Senior Executive Vice President and Chief Administrative Officer of the Company since 2007. Prior to being Chief Administrative Officer, Waycaster, who joined the bank in 1979, held various leadership positions within the Company and Renasant Bank, including President of Renasant Bank’s Mississippi Division, Executive Vice President of Retail Banking, and Senior Vice President and Chief Credit Officer.

“With an impressive professional banking career that spans more than 37 years, Mitch has been an integral part of Renasant’s success story, and his outstanding leadership for our bank has shown that he is well prepared to continue to be an essential leader as the next president of our company,” said McGraw. “I look forward to working with him in his new leadership role.”

Waycaster received his Bachelor’s degree in business administration from the University of Mississippi. He is a graduate of the University of Delaware Stonier Graduate School of Banking and the National Compliance School at the University of Oklahoma and the University of Colorado. He is also a graduate of the Mid-South School of Banking at the University of Memphis and the Tennessee Commercial Lending School at Vanderbilt University.

Waycaster currently serves his community as a member of the CREATE Foundation board of directors, as a board member of the North Mississippi Medical Center, as Chairman of the Board for the North Mississippi Health Services Foundation, as a board member and Vice President of the Japan America Society of Mississippi and as a board member and President of the Yocona Area Council of the Boy Scouts of America. In addition, Waycaster is a member of the Mississippi Bankers Association board of directors.

Waycaster and his wife, Christy, have two children and two grandchildren. They reside in Tupelo and are active members of First Baptist Church.

ABOUT RENASANT CORPORATION:
Renasant Corporation, a 111-year-old financial services institution, is the parent of Renasant Bank. Renasant has assets of approximately $7.9 billion and operates more than 170 banking, mortgage, financial services and insurance offices throughout Mississippi, Tennessee, Alabama, Florida and Georgia.

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